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                     March 8, 2023

       Daniel Mamadou
       Chief Executive Officer
       Welsbach Technology Metals Acquisition Corp.
       160 S Craig Place
       Lombard, IL 60148

                                                        Re: Welsbach Technology
Metals Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 24,
2023
                                                            File No. 001-41183

       Dear Daniel Mamadou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing